Exhibit 4.1

AMENDMENT NO. 2 TO RENEWED RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 TO RENEWED RIGHTS AGREEMENT (this “Amendment”), dated as of June 17, 2014, is between CommonWealth REIT, a Maryland real estate investment trust (the “Company”), and Wells Fargo Bank, National Association (the “Rights Agent”).  Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Rights Agreement (as defined below).

WITNESSETH:

WHEREAS, the Company and EquiServe Trust Company, N.A., a national banking association, entered into a Renewed Rights Agreement, dated as of March 10, 2004 (the “Original Agreement”);

WHEREAS, pursuant to the Appointment of Successor Rights Agent, dated as of December 13, 2004, between the Company and the Rights Agent, the Rights Agent succeeded EquiServe Trust Company, N.A. as rights agent under the Original Agreement (the “Successor Appointment”);

WHEREAS, the Company and the Rights Agent entered into Amendment No. 1 to Original Agreement on December 23, 2013 (“Amendment No. 1” and together with the Original Agreement and the Successor Appointment, the “Rights Agreement”);

WHEREAS, pursuant to Section 26 of the Rights Agreement, prior to the Distribution Date the Company and the Rights Agent may, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of Rights;

WHEREAS, as of the time immediately prior to the execution of this Amendment, the Distribution Date has not occurred; and

WHEREAS, the Company now wishes to amend the Rights Agreement to advance the Final Expiration Date of the Rights and the Rights Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual agreements set forth in the Original Agreement, Amendment No. 1 and this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

(1)                                 The definition of “Final Expiration Date” under Section 1 of the Rights Agreement is hereby amended by deleting the date “October 17, 2014” and inserting the date “June 17, 2014.”

(2)                                 The form of Rights Certificate attached as Exhibit A to the Original Agreement is hereby amended by deleting the date “October 17, 2014” in all places where such date originally appears and inserting the date “June 17, 2014” in all such places.

(3)                                 Except as amended pursuant to this Amendment, the Rights Agreement shall remain and continue in full force and effect in accordance with its terms until the Final Expiration Date. Upon the occurrence of the Final Expiration Date, the Rights shall expire and the Rights Agreement, as amended hereby, shall be terminated and of no further force or effect whatsoever without any further action on the part of the Company or the Rights Agent.

(4)                                 The Company and the Rights Agent hereby waive any notice requirements under the Rights Agreement pertaining to this Amendment or any of the matters covered by this Amendment.

(5)                                 This Amendment shall be effective as of the date first written above and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement, as amended hereby.

(6)                                 This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and shall for all purposes be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts made and to be performed entirely within the State of Maryland, including its principles of conflicts of law.  The rights and duties of the Rights Agent hereunder shall be governed by the laws of the State of Maryland, including its principles of conflicts of law.

(7)                                 This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A facsimile or .pdf signature delivered electronically shall constitute an original signature for all purposes.

(8)                                 By execution of this Amendment by the Company, the Company hereby directs the Rights Agent to execute this Amendment in its capacity as Rights Agent pursuant to the Rights Agreement and in accordance with the terms of Section 26 of the Rights Agreement. The officer of the Company executing this Amendment on behalf of the Company hereby as an appropriate officer of the Company certifies on behalf of the Company that this Amendment is in compliance with the terms of Section 26 of the Rights Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties to this Amendment have caused this Amendment to be duly executed, all as of the day and year first above written.

COMMONWEALTH REIT

By:	/s/ David Helfand
Name:	David Helfand
Title:	Chief Executive Officer and President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Mark Henning
Name:	Mark Henning
Title:	Vice President

[Signature page to Amendment No. 2 to Renewed Rights Agreement]